Filed Pursuant to Rule 433

Registration Statement No. 333-225076

November 19, 2019

FINAL TERM SHEET

November 19, 2019

2.000% Senior Notes due 2024

2.375% Senior Notes due 2029

3.125% Senior Notes due 2049

2.000% Senior Notes due 2024

Issuer:	The Estée Lauder Companies Inc.

Security:	2.000% Senior Notes due 2024 (the “2024 Notes”)

Size:	$500,000,000

Maturity Date:	December 1, 2024

Coupon:	2.000%

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2020

Price to Public:	99.421%

Benchmark Treasury:	1.500% due October 31, 2024

Benchmark Treasury Price and Yield:	99-13+; 1.622%

Spread to Benchmark Treasury:	+ 50 bps

Yield:	2.122%

Optional Redemption:	At any time prior to November 1, 2024 (one month prior to the maturity date of the 2024 Notes), Make-Whole Call at Treasury + 10 bps

On or after November 1, 2024 (one month prior to the maturity date of the 2024 Notes), Par Call

Reference Treasury Dealers:	BofA Securities, Inc., Citigroup Global Markets Inc. or J.P. Morgan Securities LLC

Expected Settlement Date:	November 21, 2019 (T+2)

CUSIP / ISIN:	29736R AN0 / US29736RAN08

Anticipated Ratings:	A1 (stable) by Moody’s Investors Service, Inc. A+ (stable) by Standard & Poor’s

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. MUFG Securities Americas Inc.

Co-Managers:

Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
ICBC Standard Bank Plc
RBC Capital Markets, LLC
SG Americas Securities, LLC
U.S. Bancorp Investments, Inc.
BBVA Securities Inc.
Loop Capital Markets LLC
Siebert Williams Shank & Co., LLC

2.375% Senior Notes due 2029

Issuer:	The Estée Lauder Companies Inc.

Security:	2.375% Senior Notes due 2029 (the “2029 Notes”)

Size:	$650,000,000

Maturity Date:	December 1, 2029

Coupon:	2.375%

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2020

Price to Public:	99.046%

Benchmark Treasury:	1.750% due November 15, 2029

Benchmark Treasury Price and Yield:	99-22+; 1.783%

Spread to Benchmark Treasury:	+ 70 bps

Yield:	2.483%

Optional Redemption:	At any time prior to September 1, 2029 (three months prior to the maturity date of the 2029 Notes), Make-Whole Call at Treasury + 15 bps

On or after September 1, 2029 (three months prior to the maturity date of the 2029 Notes), Par Call

Reference Treasury Dealers:	BofA Securities, Inc., Citigroup Global Markets Inc. or J.P. Morgan Securities LLC

Expected Settlement Date:	November 21, 2019 (T+2)

CUSIP / ISIN:	29736R AP5 / US29736RAP55

Anticipated Ratings:	A1 (stable) by Moody’s Investors Service, Inc. A+ (stable) by Standard & Poor’s

Joint Book-Running Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. MUFG Securities Americas Inc.

Co-Managers:

Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
ICBC Standard Bank Plc
RBC Capital Markets, LLC
SG Americas Securities, LLC
U.S. Bancorp Investments, Inc.
BBVA Securities Inc.
Loop Capital Markets LLC
Siebert Williams Shank & Co., LLC

3.125% Senior Notes due 2049

Issuer:	The Estée Lauder Companies Inc.

Security:	3.125% Senior Notes due 2049 (the “2049 Notes”)

Size:	$650,000,000

Maturity Date:	December 1, 2049

Coupon:	3.125%

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2020

Price to Public:	98.769%

Benchmark Treasury:	2.250% due August 15, 2049

Benchmark Treasury Price and Yield:	99-25+; 2.259%

Spread to Benchmark Treasury:	+ 93 bps

Yield:	3.189%

Optional Redemption:	At any time prior to June 1, 2049 (six months prior to the maturity date of the 2049 Notes), Make-Whole Call at Treasury + 15 bps

On or after June 1, 2049 (six months prior to the maturity date of the 2049 Notes), Par Call

Reference Treasury Dealers:	BofA Securities, Inc., Citigroup Global Markets Inc., or J.P. Morgan Securities LLC

Expected Settlement Date:	November 21, 2019 (T+2)

CUSIP / ISIN:	29736R AM2 / US29736RAM25

Anticipated Ratings:	A1 (stable) by Moody’s Investors Service, Inc. A+ (stable) by Standard & Poor’s

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. MUFG Securities Americas Inc.

Co-Managers:

Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
ICBC Standard Bank Plc
RBC Capital Markets, LLC
SG Americas Securities, LLC
U.S. Bancorp Investments, Inc.
BBVA Securities Inc.
Loop Capital Markets LLC
Siebert Williams Shank & Co., LLC

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Estée Lauder Companies Inc. has filed a registration statement (including a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, The Estée Lauder Companies Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or by calling J.P. Morgan Securities LLC collect at 1-212-834-4533.

This final term sheet supplements, and should be read in conjunction with, The Estée Lauder Companies Inc. preliminary prospectus supplement dated November 19, 2019 and accompanying prospectus dated May 21, 2018 and the documents incorporated by reference therein.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.